Exhibit 99.1

GeoVax Reports 2016 Third Quarter Financial Results

and Provides Corporate Update

Updates on Multiple Vaccine Programs Including Zika, HIV, Hemorrhagic Fevers, and Cancer

ATLANTA, GA, November 11, 2016 – GeoVax Labs, Inc. (OTCQB: GOVX), a biotechnology company developing human vaccines using its novel platform technology, announced its financial results for the three and nine months ended September 30, 2016 and provided the following corporate update.

Vaccine Development Update

HIV Vaccine Program -- GeoVax’s most advanced program is a prophylactic vaccine for the Clade B subtype of HIV, the most common form of HIV in North America, Western Europe and Japan. This program has successfully completed Phase 1 and Phase 2a human clinical trials. The next human clinical trial of GeoVax’s preventive HIV vaccine (GOVX-B11) – a Phase 1 trial, designated HVTN 114, will investigate the ability of late boosts to increase the antibody responses elicited by GOVX-B11. HVTN 114 will be conducted by the HIV Vaccine Trials Network (HVTN) with funding from the National Institute of Allergy and Infectious Diseases (NIAID). HVTN has informed GeoVax that it expects this trial to commence in January 2017.

During the third quarter, NIAID awarded the Company a Staged Vaccine Development contract of up to $7.8 million for the production of the DNA component of GOVX-B11 in sufficient quantities for advanced human clinical trials, including a phase 2b efficacy trial.

GeoVax also continues work under two research grants from NIAID in support of its clinical program, as well as advancing development of a vaccine candidate for the subtype of HIV affecting Sub-Saharan Africa.

Zika Vaccine Program -- In response to the 2016 Zika epidemic, GeoVax is developing a vaccine using its MVA-VLP expression technology and entered into collaborations with the University of Georgia Research Foundation and the Centers for Disease Control and Prevention (CDC) for preclinical testing support. During the third quarter, the Company demonstrated VLP production from its vaccine candidate and has now commenced preclinical animal studies.

Hemorrhagic Fever Vaccine Program -- GeoVax’s Hemorrhagic Fever vaccine program is focused on developing a tetravalent vaccine designed to protect against all major hemorrhagic fever viruses (Ebola, Sudan, Marburg, Lassa) endemic in African countries. The Company has proven 100% protection in rodent and non-human primate challenge studies for its Ebola vaccine, and has demonstrated VLP production for each of the other individual vaccines. GeoVax is now preparing for additional challenge studies for the full tetravalent vaccine, which are expected to commence during the fourth quarter of 2016.

Immuno-Oncology Program -- GeoVax is evaluating the utility of its MVA-VLP vaccine platform for expressing an abnormal form of the cell surface-associated Mucin 1 (MUC1) protein that is associated with multiple types of cancer. The objective will be to harness a patient’s own immune system to fight their cancer. The Company’s approach may be useful for a number of solid tumors such as non-small cell lung cancer, colorectal carcinoma, breast cancer, and renal cell carcinoma.

The Company recently announced a collaboration with ViaMune, Inc. for co-development of each company’s cancer immunotherapy programs. Upon successful completion of the initial experiments, GeoVax and ViaMune have agreed to contribute their respective intellectual property to a joint venture for further development and commercialization. The goal of the joint venture would be to develop vaccine products for the treatment of multiple cancer indications.

Other Programs / New Initiatives -- During the third quarter, GeoVax continued its work to design and test a vaccine for treatment of chronic Hepatitis B infections. The Company is also currently exploring expansion of its MVA-VLP vaccine platform to other high-value disease indications.

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Management Commentary

Robert T. McNally, PhD, GeoVax’s President & CEO, commented, “This year is shaping up to be one of the most productive years in our Company’s history, in terms of the scientific progress we have made with our MVA-VLP technology. I am pleased with how each of our programs are advancing and we are laying the groundwork for a very successful 2017. In addition to the ongoing government support for our HIV program, we await decisions from the NIH regarding some very significant grant and contract applications for our Zika and Hemorrhagic Fever vaccine programs which, if awarded, will enable efficient and effective capital deployment during 2017 to rapidly advance these programs.”

Financial Review

GeoVax reported a net loss of $464,200 ($0.01 per share) for the three months ended September 30, 2016, compared to $619,899 ($0.02 per share) for the same period in 2015. For the nine months ended September 30, 2016, the Company’s net loss was $2,336,314 ($0.06 per share) as compared to $1,996,556 ($0.06 per share) in 2015.

The Company reported revenues of $440,106 and $653,986 for the three-month and nine-month periods of 2016, respectively, related to grants from the NIH in support of its HIV/AIDS vaccine development efforts. This compares to $93,130 and $268,028 of grant revenue reported for the comparable periods of 2015. As of September 30, 2016, there is $680,419 in approved grant funds remaining and available for use.

Research and development (R&D) expenses were $683,939 and $1,519,519 for the three-month and nine- month periods of 2016, respectively, as compared to $378,521 and $1,166,803 for the comparable periods of 2015. R&D expenses include direct costs funded by NIH grants, as well as other vaccine manufacturing and testing costs. General and administrative (G&A) expenses were $220,707 and $1,472,030 for the three-month and nine-month periods of 2016, respectively, as compared to $335,932 and $1,102,262 for the comparable periods of 2015.

GeoVax reported cash balances of $511,096 at September 30, 2016, as compared to $1,060,348 at December 31, 2015. Summarized financial information is attached. Further information concerning the Company’s financial position and results of operations are included in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

About GeoVax

GeoVax Labs, Inc., is a clinical-stage biotechnology company developing human vaccines against infectious diseases using its MVA-VLP vaccine platform. The Company’s development programs are focused on vaccines against HIV, Zika Virus, and hemorrhagic fever viruses (Ebola, Sudan, Marburg, Lassa). GeoVax also recently began programs to evaluate the use of its MVA-VLP platform in cancer immunotherapy, and for therapeutic use in chronic Hepatitis B infections. GeoVax’s vaccine platform supports in vivo production of non-infectious VLPs from the cells of the very person receiving the vaccine, mimicking a natural infection, stimulating both the humoral and cellular arms of the immune system to recognize, prevent, and control the target infection. For more information, visit www.geovax.com.

Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, GeoVax's vaccines will be safe for human use, GeoVax's vaccines will effectively prevent targeted infections in humans, GeoVax’s vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax's products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. More information about these factors is contained in GeoVax's filings with the Securities and Exchange Commission including those set forth at "Risk Factors" in GeoVax's Form 10-K.

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Contact:

Robert T. McNally, Ph.D.

GeoVax Labs, Inc.

investor@geovax.com

678-384-7220

FINANCIAL TABLES FOLLOW

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GEOVAX LABS, INC.

Condensed Consolidated Statements of Operations Information

(amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenues
Grant revenue	$440	$93	$654	$268

Operating expenses:
Research and development	684	378	1,519	1,167
General and administrative	221	336	1,472	1,102
	905	714	2,991	2,269

Other income:
Interest income	1	1	1	4
	1	1	1	4

Net loss	$(464)	$(620)	$(2,336)	$(1,997)

Loss per common share	$(0.01)	$(0.02)	$(0.06)	$(0.06)

GEOVAX LABS, INC.

Condensed Consolidated Balance Sheet Information

(amounts in thousands)

	Sep. 30,	Dec. 31,
	2016	2015
Assets:
Cash and cash equivalents	$511	$1,060
Other current assets	91	177
Total current assets	602	1,237

Property, net	62	84
Other assets	11	11
Total assets	$675	$1,332

Liabilities and stockholders’ equity
Current liabilities	$252	$127
Stockholders’ equity	423	1,205
Total liabilities and stockholders’ equity	$675	$1,332

Common shares outstanding	49,173	31,951

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